As filed with the Securities and Exchange Commission on November 7, 2006
 Registration No. 333-132847

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
  Washington, D.C. 20549

AMENDMENT NO. 6 TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PHARMA-BIO SERV, INC.
(Name of Small Business Issuer in Its Charter)

Delaware	8742	20-0653570
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Sardinera Beach Building Suite 2,
Marginal Costa de Oro, Dorado, Puerto Rico 00646 (747) 278-2709
(Address and telephone number of Principal Executive Offices)

Sardinera Beach Building Suite 2,
Marginal Costa de Oro, Dorado, Puerto Rico 00646
(Address of principal place of business)

Ms. Elizabeth Plaza, Chief Executive Officer
Pharma-Bio Serv, Inc.
Sardinera Beach Building Suite 2, Marginal Costa de Oro
Dorado, Puerto Rico 00646
Telephone: (787) 278-2709
Fax: (787) 796-5168
(Name, address and telephone number of agent for service)

Please send a copy of all communications to:
Asher S. Levitsky P.C.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, NY 10018
Telephone: (212) 981-6767
Fax: (212) 930-9725

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

EXPLANATORY NOTE:

This Amendment No.6 to the Registration Statement on Form SB-2 is being filed to provide revised exhibit 10.13, under Item 27, Part II of this Amendment No. 6 to the Registration Statement on Form SB-2 of Pharma-Bio Serv, Inc.

Part II

INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our certificate of incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

Each selling stockholder and the Company have agreed to mutual indemnification provisions with respect to certain liabilities incurred in connection with this offering as the result of claims made under the Securities Act of 1933, the Securities Exchange Act of 1934 or state law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The estimated expenses of the registration, all of which will be paid by the Company, are as follows:

Item	Amount
SEC filing fee	$5,138.70	*
Printing and filing
Legal expenses, including blue sky	35,000.00
Accounting expenses	25,000.00	*
Miscellaneous		*
Total		*

*	Estimated.

Item 26. Recent Sales of Unregistered Securities

1. In January 2006, the Company sold to the selling stockholders, all of whom are accredited investors, 47 units, each unit consisting of 25,000 shares of series A preferred stock and warrants to purchase 85,100 shares of common stock at an exercise price of $1.10 per share and warrants to purchase 85,100 shares of common stock at an exercise price of $1.65. The Company issued (i) an aggregate of 1,175,000 shares of series A preferred stock, which, as result of the filing of a restated certificate of incorporation which increased the Company’s authorized capital stock to 10,000,000 shares of preferred stock and 50,000,000 shares of common stock, were converted into 15,998,800 shares of common stock, and (ii) warrants to purchase 3,999,700 shares of common stock at $1.10 per share and (iii) warrants to purchase 3,999,700 shares of common stock at $1.65 per shares.

The total proceeds were $11,750,000. The Company paid brokerage commissions of 10% of the gross purchase price, or a total of $1,175,000, and an aggregate non-accountable expense allowance of 3% of the gross purchase price, or a total of $352,500 with respect to the units sold to six broker dealers, including RD Capital Group, an affiliate of San Juan Holdings, Inc. The Company also issued warrants to purchase an aggregate of 1,439,892 shares of common stock to broker-dealers. The warrants have an exercise price of $.7344 per share and a term of three years, and the holders of the warrants have piggyback registration rights commencing six months after the effective date of this registration statement.

In certain cases, the broker waived the commission and non-accountable expense allowance, and the investor paid the purchase price less the commission and non-accountable expense allowance. The purchase price for the 47 units sold was $11,750,000. Broker-dealers waived commission and non-accountable expense allowance with respect to $628,750, we paid commissions and non-accountable expense allowances totaling $898,750 to six broker-dealers, including RD Capital Group, Inc., which is an affiliate of San Juan Holdings. We paid RD Capital Group $195,000 for commissions and non-accountable expense allowance and we issued to that firm warrants to purchase 275,724 shares of common stock. RD Capital Group waived its commission and non-accountable expense allowance on the units purchased by San Juan Holdings, and, as a result, the purchase price of the units purchased by San Juan Holdings was $652,500.

As a result of the failure of the Company to file this registration statement when required, the Company issued an aggregate of 14,401 shares of common stock to the holders of the series A preferred stock.

Broker-dealers waived commission and non-accountable expense allowance with respect to $628,750, we paid commissions and non-accountable expense allowances totaling $898,750, and we issued to the brokers in the private placement warrants to purchase an aggregate of 1,439,892 shares of common stock. These warrants have an exercise price of $.7344 per share and a term of three years. One of the broker-dealers is RD Capital, which is an affiliate of San Juan Holdings, Inc., a stockholder of the Company. The Company paid RD Capital $195,000 for commissions and non-accountable expense allowance and issued that firm warrants to purchase 225,724 shares of common stock at an exercise price of $0.7344 per share as compensation for the securities RD Capital sold in the 2006 private placement. RD Capital waived its commission and non-accountable expense allowance on the securities purchased by San Juan Holdings.

The securities were issued in reliance upon an exemption from registration provided by Section 4(2) and Rule 506.

2. In August 2004, the Company, then known as Lawrence Consulting Group, Inc., sold 101,800 shares of common stock for an aggregate of $50,900. All of such sales were made in reliance upon an exemption from registration provided by Section 3(b) of the Act and Rule 504 of the Commission thereunder  pursuant to an offering of securities under the Nevada securities law which was reviewed by the Nevada Securities Commission.

3. In January 2004, the Company, then known as Lawrence Consulting Group, Inc., sold 400,000 shares of common stock and warrants to purchase an additional 1,600,000 shares of common stock at an exercise price of $.06 per share, to its founders, for a total consideration of $1,000. In March 2004, the Company sold 25,000 shares of common stock to one stockholder in exchange for a note in the principal amount of $25,000. Such sales were made is reliance upon an exemption from registration provided under Section 4(2).

4. In January 2006, the Company granted options to purchase common stock to key employees. No shares have been issued pursuant to the plan. The options were granted pursuant to Section 4(2) as issuances not involving a public offering. No consideration was received for the grant of the options and no options may be exercised until and unless a registration statement on Form S-8 has been filed with the SEC. The shares issuable upon exercise of the options will be registered pursuant to the Securities Act on a Form S-8.

All share and per share information reflects the two-for-one stock distribution on January 24, 2004, pursuant to which the Company issued one share of common stock for each share of common stock then outstanding.

Item 27. Exhibits

Exhibit Number	Exhibit Description
3.1	Restated Certificate of Incorporation [1]
3.2	By-laws [2]
4.1	Certificate of Designation for the series A convertible preferred stock [3]
4.2	Form of warrant issued to Investors [3]
4.3	Form of warrant held by initial warrant holders [3]
4.4	Form of warrant held by San Juan Holdings [3]
4.5	Form of warrants issued to broker-dealers in January 2006 private placement [3]
5.1	Opinion of Sichenzia Ross Friedman Ference LLP [4]
10.1	Form of subscription agreement for January 2006 private placement [3]
10.2	Registration rights provisions for the subscription agreement [3]
10.3	Registration rights provisions for Elizabeth Plaza and San Juan Holdings, Inc. [3]
10.4	Employment agreement dated January 25, 2006, between the Registrant and Elizabeth Plaza [3]
10.4	Employment agreement dated January 25, 2006, between the Registrant and Nélida Plaza [3]
10.5	Consulting agreement dated January 25, 2006, between the Registrant and Dov Perlysky [3]
10.6	[Deleted]
10.7	2006 Long-term incentive plan [3]
10.8	Registration rights provisions for the subscription agreement [3]
10.9	Lease dated March 16, 2004 between Plaza Professional Center, Inc. and the Registrant [5]
10.10	Lease dated November 1. 2004 between Plaza Professional Center, Inc. and the Registrant [5]
10.11	Employment Agreement dated March 24, 2006, between the Registrant and Manuel O. Morera [6]
10.12	Vendor Agreement dated May 4, 2006 between Schering-Plough Products, L.L.C. and Plaza Consulting Group of PR, Inc. [4] (This exhibit is the subject of a request for confidential treatment)
10.13	Agreement dated January 17, 2006 between Lilly del Caribe, Inc. and Plaza Consulting Group, Inc. [4]
10.14	Agreement effective as of November 1, 2005 between SB Pharmco Puerto Rico Inc. d/b/a GlaxoSmithKline (This exhibit is the subject of a request for confidential treatment) [5]
10.15	Master Agreement dated October 11, 2004 between Johnson & Johnson Business Services and Plaza Consulting Group dba Pharmaserv (This exhibit is the subject of a request for confidential treatment) [5]
21.1	List of Subsidiaries [5]
23.1	Consent of Sichenzia Ross Friedman Ference LLP (Included in Exhibit 5.1)
23.2	Consent of Kevane Soto Pasarell Grant Thornton LLP
23.3	[Deleted]

(1)	Filed as an exhibit to the Company’s current report on Form 8-K, which was filed with the Commission on May 1, 2006 and incorporated herein by reference.
(2)	Filed as an exhibit to the Company’s registration statement of Form 10-SB and incorporated herein by reference.
(3)	Filed as an exhibit to the Company’s current report on Form 8-K which was filed with the Commission on January 13, 2006 and incorporated herein by reference.
(4)	Filed herewith.
(5)	Previously filed.
(6)	Filed as an exhibit to the Company’s current report on Form 8-K which was filed with the Commission on April 10, 2006, and incorporated herein by reference.

Item 28. Undertakings

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by section 10(a)(3) of the Securities Act;

ii.
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.	Include any additional or changed material information on the plan of distribution.

2.
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)
For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(c)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dorado, Commonwealth of Puerto Rico on this 7th day of November, 2006.

PHARMA-BIO SERV, INC.

By:	/s/ Elizabeth Plaza

Name: Elizabeth Plaza Title: President and CEO

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Elizabeth Plaza	President, Chief Executive Officer and Director	November 7 , 2006
Elizabeth Plaza	(Principal Executive Officer)

/s/ Manuel O. Morera	Chief Financial Officer	November 7, 2006
Manuel O. Morera	(Principal Financial and Accounting Officer)

/s/ Dov Perlysky	Director	November 7, 2006
Dov Perlysky

/s/ Kirk Michel	Director	November 7, 2006
Kirk Michel

/s/ Howard Spindel	Director	November 7, 2006
Howard Spindel

/s/ Irving Wiesen	Director	November 7, 2006
Irving Wiesen